Exhibit 10.22

March 7, 2003

Chusak Siripocanont

Dear Chusak:

Welcome to Omnicell!  We are pleased to offer you the Sr. Vice President of Engineering, Quality and Manufacturing position reporting to me.  Your monthly salary will be $18,750, which is an annual equivalent of $225,000.

Pending approval by our Board of Directors, the Board will award you options to purchase up to 225,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant. The shares become exercisable over a 48 month period.  Additionally, you will be included in the “Change of Control” Plan for Executives.  Details are outlined in the attached document.

Additionally, in the year 2003, you are eligible to receive quarterly options to purchase 10,000 shares of Omnicell Common Stock at a price equal to the fair market value of such shares on the date of grant.  The shares become exercisable and vest immediately upon achievement of certain milestones.

If your employment is terminated without cause you will receive severance pay equivalent to twelve- (12) months’ salary at your base rate of pay in effect immediately prior to termination. “Cause” is defined as (1) conviction of any felony; (2) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company (or its subsidiaries or affiliates); or (3) participation in any act materially contrary to the Company’s best interests.

Your start date of employment will be mutually determined upon acceptance of this offer.  This offer is contingent upon successful completion of a background check.

We have a competitive medical, dental and vision plans as well as term life, long term disability insurance policies and a 401(k) plan.

As a condition of employment and required by law, you must show proof of citizenship, permanent residency in the United States or authorization to work in the United States.  To complete the federally-required verification form (I-9), we ask that you submit copies of this documentation with your new hire materials during your first week of employment.  Documents may include a US Passport, birth certificate, Social Security Card, driver’s license or Alien Registration Receipt Card.

In addition, we require that you sign our Proprietary Information Agreement, Insider Trading Policy, Trading for Covered Persons and the Code of Conduct which are included with this offer letter.

If you have any questions, please give me a call at (650) 251-6482.  Please note the above offer is good through March 14, 2003.

Again, we welcome you to Omnicell as we begin this exciting stage of our Company’s development and look forward to working with you again.  We believe you will make a significant contribution to the Company and the opportunities available to you will be wide open as the company grows to its potential.

Sincerely,

/s/ DENNIS P. WOLF
Dennis Wolf
Executive VP Operations & CFO

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Human Resources via confidential fax at (650) 251-6277 along with your completed and signed W-4 form.  A duplicate is enclosed for your records. This letter, along with the Proprietary Information Agreement and the Policy Against Trading on the Basis of Inside Information between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral.  This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

/s/ CHUSAK SIRIPOCANONT	MARCH 10, 2003
Candidate Signature	Date

MARCH 7, 2003
Anticipated Start Date